Exhibit 1

ASX	Level 18, 275 Kent Street Sydney, NSW, 2000
Release

10 January 2022

WESTPAC BANKING CORPORATION NOTIFIES NYSE OF INTENTION TO DELIST AMERICAN DEPOSITARY SHARES

NEW YORK—Westpac Banking Corporation (NYSE: WBK) (“Westpac,” “we” or the “Company”) announced today that it notified The New York Stock Exchange (the “NYSE”) of its intent to voluntarily delist its American depositary shares, each representing the right to receive one ordinary share of the Company (the “ADSs”), from the NYSE. The Company intends to file a Form 25 with the Securities and Exchange Commission (the "SEC") on January 21, 2022 to delist the ADSs immediately thereafter. The Company expects that the delisting will occur ten calendar days after the filing of the Form 25 so that trading will be suspended on January 31, 2022 prior to the market opening. The Company has not arranged for listing or registration on another U.S. national securities exchange or for quotation of the ADSs in a quotation medium. In line with the Westpac strategy, Westpac has chosen to simplify its share listings to Westpac ordinary shares. In light of this, it is withdrawing the listing of Westpac sponsored ADSs.

ADDITIONAL INFORMATION

This press release is for informational purposes only, and it does not constitute an offer to purchase or a solicitation of an offer to sell any securities.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The information contained in this document contains statements that constitute “forward-looking statements” within the meaning of section 21E of the U.S. Securities Exchange Act of 1934. Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this document and include statements regarding our intent, belief or current expectations with respect to our business and operations, macro and micro economic and market conditions, results of operations and financial condition.

We use words such as ‘will’, ‘may’, ‘expect’, ‘indicative’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘aim’, ‘probability’, ‘risk’, ‘forecast’, ‘likely’, ‘estimate’,

‘anticipate’, ‘believe’ or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Should one or more of the risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results could differ materially from the expectations described in this document. Factors that may impact on the forward-looking statements made include, but are not limited to, those described in the section entitled ‘Risk factors’ in Westpac’s 2021 Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission, as well as the ongoing impact of COVID-19. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider such factors and other uncertainties and events. We are under no obligation, and do not intend, to update any forward-looking statements contained in this document, whether as a result of new information, future events or otherwise, after the date of this document.

MEDIA

Email: westpacmediarelations@westpac.com.au

For further information:

Hayden Cooper	Andrew Bowden
Group Head of Media Relations	Head of Investor Relations
0402 393 619	0438 284 863

This document has been authorised for release by Tim Hartin, Company Secretary.